Exhibit 99.1

Bentley Systems, Incorporated Declares Third Quarter 2026 Dividend

EXTON, PA. – September 11, 2026 – Bentley Systems, Incorporated (Nasdaq: BSY) (the “Company”), the infrastructure engineering software company, today announced that its Board of Directors (the “Board”) declared a $0.07 per share dividend for the third quarter of 2026. The cash dividend is payable on September 29, 2026, to all stockholders of record of Class A and Class B common stock as of the close of business on September 22, 2026.

About Bentley Systems
Around the world, infrastructure professionals rely on software from Bentley Systems to help them design, build, and operate better and more resilient infrastructure for transportation, water, energy, cities, and more. Founded in 1984 by engineers for engineers, Bentley is the partner of choice for engineering firms and owner-operators worldwide, with software that spans engineering disciplines, industry sectors, and all phases of the infrastructure lifecycle. Through our digital twin solutions, we help infrastructure professionals unlock the value of their data to transform project delivery and asset performance.

For more information, contact:
Investor Relations: Eric Boyer, IR@bentley.com

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding expectations as to the repurchase of Company securities and the payment of a quarterly cash dividend in the foreseeable future. Any future determination as to such transactions will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the board of directors. For example, macroeconomic conditions, pandemic consequences, a change in business needs including working capital, or a change in income tax law relating to dividends, could cause the company to decide not to repurchase securities or to pay a dividend in the future. A discussion of other risks and uncertainties is included in the company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent filings.

© 2026 Bentley Systems, Incorporated. Bentley and the Bentley logo are registered trademarks of Bentley Systems, Incorporated. All other brands and product names are trademarks of their respective owners.